                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT


       THIS EMPLOYMENT AGREEMENT (the "Agreement") made and entered into effective as of March 14, 2003 (the "Effective Date"), by and between GlobalSantaFe Corporation (the "Company") and C. Stedman Garber, Jr. (the "Executive");

                              W I T N E S S E T H:
                              -------------------

       WHEREAS, the Executive is an officer of the Company and its affiliates;
and

       WHEREAS, the parties mutually desire to arrange for the Executive's resignation from every officer position he holds with the Company and its affiliates and his continued employment in a non-officer capacity; and

       WHEREAS, in consideration of the mutual promises contained herein, the parties hereto are willing to enter into this Agreement upon the terms and conditions herein set forth.

       NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

       1. Resignation as Officer. Effective as of May 6, 2003 (the "Meeting Date"), the Executive agrees to resign from his position as President and Chief Executive Officer of the Company, his position as a member of the Board of Directors of the Company and any other office or directorship of the Company and any of its affiliates.

       2. Continued Employment of Executive. In consideration of the mutual covenants and agreements herein contained, including Executive's agreement to sign a release of claims as provided in Section 19, the Company and Executive wish to establish an Employment Agreement retaining Executive's services as an employee of the Company as described herein, establishing certain incentive, tenure and performance criteria related to such employment and otherwise fixing Executive's benefits, base salary and incentive compensation.

       3. Employment Period and Extent of Services. The term hereof (the "Employment Period") shall commence on the Meeting Date and shall continue until August 10, 2005 (the "Retirement Date"). During the Employment Period, Executive agrees to be available as necessary and to devote his time to the business of the Company, as requested, and to perform to the best of his ability and with reasonable diligence the duties and responsibilities assigned to him by the Chief Executive Officer of the Company. Such duties and responsibilities shall include assisting the Company and its affiliates with the transition of his responsibilities as President and Chief Executive Officer of the Company, facilitating on-going relationships with customers of the Company and its affiliates, developing business for the Company and its affiliates, enhancing community relations of the Company and its affiliates, providing consulting services and assistance on special projects. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) conduct other business activities, (B) serve on corporate, civic or charitable boards or committees,
(C) deliver lectures, fulfill speaking engagements or teach at educational institutions and (D) manage personal investments, so long as such activities do not unreasonably interfere with his availability to perform and his performance of such services as described above and are consistent with the restrictive covenants described in Section 6 below. At the expiration of the Employment Period, Executive agrees to voluntarily retire from his employment with the Company and all affiliates.

       4. Compensation and Benefits. During the Employment Period, the Company agrees to pay or provide, and the Executive agrees to accept, the benefits set forth in this Section 4 in consideration for the Executive's service, and in full satisfaction of the existing obligations to the Executive as described below.

              A. Base Salary. The Executive shall continue to receive his current base annual salary of $725,000 ("Base Salary"), which shall be payable in accordance with the normal payroll practices of the Company and prorated for partial years of employment.

              B. Bonus. The Executive shall not be eligible to participate in any annual bonus awards after the Meeting Date, other than a prorated annual bonus for 2003 based on overall Company performance during the year and payable at the same time as 2003 bonuses are paid to other employees.

              C. Nonqualified Retirement Plan Benefits.

              i. The Executive shall continue to participate in the GlobalSantaFe Supplemental Executive Retirement Plan (the "SERP"). The parties agree that if Executive remains employed until the Retirement Date and executes a release (or dies prior to the Retirement Date), the lump sum benefit payable to the Executive under the SERP (or to the Garber Trust of 1984 (his "Beneficiary") in lieu of any survivor benefit under the SERP in the event of his death) shall be $9,360,164 (the "Agreed SERP Amount"). Except as provided in Section 5, if Executive's employment terminates prior to the Retirement Date, he will only be entitled to receive the benefit payable under the terms of the SERP and not the Agreed SERP Amount, but in no event will Executive's benefits under the SERP exceed the Agreed SERP Amount. The Executive acknowledges that he has been provided satisfactory documentation regarding the calculation of this benefit.

              ii. In the event that, solely as a result of a change in the law following the Meeting Date (a "Law Change"), the Executive's benefit under the SERP becomes taxable to him (or his Beneficiary) for federal income tax purposes prior to the scheduled distribution of the SERP benefit, then the Company will pay to the

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

              Executive (or his Beneficiary) a cash amount (the "SERP Tax Payment") equal to the difference between the federal income tax imposed on the SERP benefit following the Law Change and the then-present value of the federal income tax that would have been imposed on the SERP benefit prior to the Law Change, calculated using an annual discount rate of 2.5% and without regard to any change in tax rates or other change in the amount of taxable income recognized by the Executive (or his Beneficiary). In addition, in the event a federal excise tax (a "SERP Excise Tax") is imposed on the SERP benefit in addition to ordinary income and employment taxes, the Company will pay to the Executive (or his Beneficiary) an amount (the "SERP Gross-Up Payment") such that after payment of income, employment and excise taxes on the SERP Gross-Up Payment, the Executive will retain an amount of the SERP Gross-Up Payment sufficient to pay the SERP Excise Tax. Notwithstanding the foregoing, in the event the provisions of
              Section 4.I apply, no additional SERP Gross-Up Payment will be made under this Section with respect to that Excise Tax. If taxation of the Executive's SERP benefit is accelerated, the parties agree that he will be entitled to an early distribution of the SERP benefit in an amount sufficient to pay such accelerated tax. In no event will a SERP Tax Payment or SERP Gross-Up Payment be made to compensate the Executive (or his Beneficiary) for the effect of a Law Change or other change in circumstances that changes the tax rate or otherwise affects the amount of taxable income included in the Executive's (or his Beneficiary's) income for federal income tax purposes, other than the imposition of a federal excise tax which is in addition to ordinary income and employment taxes.

              iii. In addition, the parties agree that the Executive's benefit under the GlobalSantaFe Corporation Pension Equalization Plan (the "PEP") upon the expiration of the Employment Period (or any earlier date on which the Agreed SERP Amount is payable) will be $3,590,889 (the "Agreed PEP Amount"), payable in a lump sum payment to the Executive (or in the event of his death, his Beneficiary).

              iv. In the event of a Law Change or imposition of a federal excise tax relating to the PEP benefit, the Executive shall be entitled to a "PEP Tax Payment" or a "PEP Gross-Up Payment" if and to the extent these would be payable if the term "PEP" were substituted for "SERP" in Section 4.C.ii above.

              D. Other Benefits. During the Employment Period, the Executive shall be entitled to continue to participate in the medical, dental, life insurance and disability benefit plans and programs generally available to employees of the

       Company, and in the GlobalSantaFe Pension Plan, the GlobalSantaFe 401(k) Savings Plan, the GlobalSantaFe Share Purchase Plan and the GlobalSantaFe Key Employee Deferred Compensation Plan, in each case as such plans and programs may be amended from time to time. The Executive shall be entitled to reimbursement of expenses incurred in the course of the performance of services described in Section 2 in accordance with the Company's standard policies on expense reimbursements for employees.

              E. Relocation Benefits. The Executive shall be entitled to relocation benefits under the same terms and conditions as applied in respect of his most recent move from Dallas to Houston, Texas, in the event of his relocation on or before December 31, 2006 from Houston to another location within the continental United States.

              F. Perquisites. The Executive shall be entitled to reimbursement for financial planning services in an amount not to exceed $30,000 during the Employment Period. Executive shall also be eligible for an annual physical examination at the Cooper Clinic in Dallas, Texas or a similar facility in Houston, Texas until the Retirement Date. Executive may elect to retain his membership in either the Dallas Petroleum Club or the Westlake Club, and during the Employment Period the Company will pay his regular membership dues to one of these clubs as designated by the Executive. Following the Retirement Date, the Executive will be responsible for all club dues.

              G. Office and Secretarial Support. The Company shall provide the Executive with an office and secretarial support at the Company's corporate headquarters through December 31, 2003, and thereafter until the Retirement Date shall provide such office space and secretarial assistance as the Company determines necessary in its discretion.

              H. Stock Options and Restricted Stock Awards. The Executive's rights with respect to stock options and restricted stock awards made prior to the Meeting Date shall be governed by the existing terms of the underlying award agreements, provided that the parties agree that Executive's options granted by Santa Fe International Corporation in 1997 (and converted to options to purchase the Company's ordinary shares in the Global Marine-Santa Fe merger) will remain exercisable until the third anniversary of the Meeting Date. Executive shall receive no new stock option, restricted stock or other long-term incentive awards after the Effective Date.

              I. Excise Tax Gross-Up Payment. To the extent any of the payments or benefits provided to the Executive (or his Beneficiary) pursuant to this Agreement (the "Payments") are subject to excise tax (the "Excise Tax") under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), as excess parachute payments under Section 280G of the Code, the Company will pay to the Executive an amount (the "Gross-Up Payment") such that after payment of income, employment and excise taxes on the Gross-Up Payment, the


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       Executive will retain an amount of the Gross-Up Payment sufficient to pay the Excise Tax on the Payments.

       5. Termination of Employment. Should Executive's employment terminate prior to the end of the Employment Period, the following provisions of this
Section 5 shall govern the rights of Executive under this Agreement.

              A. Death. In the event Executive's employment terminates during the Employment Period as a result of Executive's death, (i) Executive's surviving spouse (or if Executive has no surviving spouse, Executive's estate) shall receive continued payment of the Base Salary through the Retirement Date, (ii) Executive's Beneficiary shall receive the Agreed SERP Amount and the Agreed PEP Amount as contemplated pursuant to Section 4.C., (iii) Executive's Beneficiary shall be entitled to the SERP Tax Payment, SERP Gross-Up Payment, PEP Tax Payment, and/or PEP Gross-Up Payment, if applicable, as contemplated pursuant to Section 4.C., (iv) Executive's Beneficiary shall be entitled to the Gross-Up Payment, if applicable, as contemplated pursuant to Section 4.I., (v) Executive's designated beneficiary under the appropriate plan shall receive any amounts payable on account of Executive's death pursuant to any plan or program of the Company other than the SERP or the PEP, and (vi) Executive's surviving spouse (if applicable) shall be entitled to the relocation benefits described in Section 4.D. if such benefits have not been furnished to Executive.

              B. Effect of Disability. In no event shall failure of Executive to substantially perform his duties under this Agreement while disabled by a physical or mental impairment constitute "Cause" or a "voluntary termination" by Executive. In the event of Executive's disability as described in this paragraph, (i) the term of this Agreement and all provisions of this Agreement shall remain in effect, (ii) Executive shall remain employed pursuant to this Agreement (unless his employment otherwise terminates pursuant to Section 5.A., C., D. or E.) and (iii) Executive shall continue to be entitled to all compensation and benefits described in Section 4 on the same basis as if Executive were continuing to perform his duties under this Agreement.

              C. Termination by the Company for Cause; Voluntary Termination. In the event the Company terminates Executive's employment during the Employment Period for Cause, as defined below, or Executive voluntarily terminates employment for any reason (at any time other than within 60 days following a Change in Control as described in Section 5.E.), he shall receive his Base Salary through the date of the termination of his employment and any other amounts earned, accrued or owing as of the date of termination of employment under the applicable employee benefit plans or programs of the Company. Executive shall not receive any other compensation or benefits provided pursuant to this Agreement, including, without limitation, the Agreed SERP Amount.

              "Cause" means willful conduct that is materially injurious to the Company, monetarily or otherwise; provided however that (i) no termination of employment shall be for Cause until the Executive has been delivered a copy of a written notice setting forth that he or she is guilty of the conduct and specifying the particulars thereof in detail and (ii) termination solely on account of inadequate performance or incompetence shall not constitute termination with Cause. For purposes of the preceding sentence, no act, nor failure to act, shall be considered "willful" unless the Executive has acted, or failed to act, without a reasonable belief that his action or failure to act was in the best interest of the Company.

              D. Termination by Company Without Cause. In the event the Company terminates Executive's employment during the Employment Period without Cause then, within 60 days following such termination, he shall be entitled to a lump sum payment equal to the sum of (i) the then unpaid Base Salary for the remainder of the Employment Period, (ii) the Agreed SERP Amount and the Agreed PEP Amount, (iii) the unused portion of the $30,000 reimbursement for financial planning services described in
       Section 4.F., (iv) the cash value any annual physical exam otherwise available during the Employment Period as described in Section 4.F. and not yet undertaken as of the date of Executive's termination, (v) the SERP Tax Payment and/or the SERP Gross-Up Payment described in Section 4.C. , if applicable but not yet paid, and (vi) any other amounts earned, accrued or owing as of the date of termination of employment under the applicable benefit plan and programs of the Company. Executive shall also be entitled to participate in the medical, dental, life insurance and disability benefit plans and programs generally available to employees of the Company, in each case as such plans and programs may be amended from time to time. for the remainder of the Employment Period, subject to continued payment of the employee portion of any required premiums and to such terms and conditions as may be imposed from time to time by the Company with respect to active employees and to the relocation benefits described above in Section 4.E. Payments and benefits provided under this paragraph will be contingent on Executive or, as applicable, Executive's representative, executing a waiver and release of claims satisfactory to the Company. The Company shall continue to be obligated to make any Gross Up Payment that may be or become applicable pursuant to Section 4.I.

              E. Change in Control. Notwithstanding any provision herein to the contrary, upon a Change in Control (as defined in the SERP), which occurs following the Meeting Date and while Executive is still employed with the Company, Executive shall be entitled to terminate his employment with the Company within 60 days following the date of the Change in Control, and within 60 days following such termination shall be entitled to the payments and benefits described in Section 5.D. above. Payments and benefits provided under this paragraph will be contingent on Executive or, as applicable, Executive's representative, executing a waiver and release of claims satisfactory to the Company.

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

       6. Restrictive Covenants. As a material inducement to Company to enter into this Agreement, the Executive agrees to the provisions of this Section 6.

              A. Confidentiality. The Executive recognizes and acknowledges that in the course of his employment with the Company and as a result of the position of trust he has held and will continue to hold with the Company he has obtained and will continue to obtain, and the Company agrees to continue to provide, private or confidential information and proprietary data relating to the Company including, without limitation, financial information, customer lists, patent information and other data which are valuable assets and property rights of the Company. All of such private or confidential information and proprietary data is referred to herein as "Confidential Information"; provided, however, that Confidential Information will not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive). The Executive agrees that he will not at any time, directly or indirectly, disclose or use Confidential Information acquired during his employment with the Company except with the prior written consent of the Chief Executive Officer of the Company.

              B. Covenant Not to Compete. Executive acknowledges that the Company's business is by its nature a worldwide business, and that the Company's business, research and products do not require that it maintain a physical location close to its customers. Executive further acknowledges that the skills, processes and information developed at the Company could be utilized directly and to the Company's detriment (or the detriment of any of the Company's affiliates or ventures) with any other business competitive with the Company. Executive also acknowledges that the nature of his position at the Company will bring him into close contact with much of the Company's Confidential Information, and the Company has affirmatively agreed to provide him with Confidential Information. Accordingly, in exchange for Confidential Information and the consideration provided to Executive in this Agreement, Executive agrees that, during the period commencing on the Meeting Date and expiring on August 10, 2007, he shall not, without prior written consent of the Company, directly or indirectly (i) invest (other than investments in publicly-owned companies which constitute not more than 1% of the voting securities of any such company) or engage in any business that is competitive with that of the Company; (ii) accept employment with or render services to a competitor of the Company or any of such competitor's subsidiaries or affiliates as a director, officer, agent, employee or consultant; (iii) solicit or attempt to solicit or accept business that is competitive with such business being conducted by the Company; or (iv) interfere with the employment of any other Company employee or take any action inconsistent with the fiduciary relationship of an employee to employer.

              C. Nondisparagement. The Executive agrees that he will not (i) publicly criticize or disparage the Company, or privately criticize or disparage the Company in a manner intended or reasonably calculated to result in public embarrassment to, or injury to the reputation of, the Company or any affiliate in any community in which the Company is engaged in business; (ii) directly or indirectly, acting alone or acting in concert with others, institute or prosecute, or assist any person in any manner in instituting or prosecuting, any legal proceedings of any nature against the Company (except to enforce the terms of this Agreement); (iii) commit damage to the property of the Company or any affiliate or otherwise engage in any misconduct which is injurious to the business or reputation of the Company; or (iv) take any other action, or assist any person in taking any other action, that is adverse to the interests of the Company or inconsistent with fostering the goodwill of the Company; provided, however, that Executive will not be in breach of the covenant contained in (ii) above solely by reason of his testimony which is compelled by process of law. The Company agrees that it will not (i) publicly criticize or disparage the Executive, or privately criticize or disparage the Executive in a manner intended or reasonably calculated to result in public embarrassment to, or injury to the reputation of, the Executive in any community in which the Executive is engaged in business or (ii) directly or indirectly, acting alone or acting in concert with others, institute or prosecute, or assist any person in any manner in instituting or prosecuting, any legal proceedings of any nature against the Executive (except to enforce the terms of this Agreement); provided, however, that the Company will not be in breach of the covenant contained in (ii) above solely by reason of testimony of its directors, officers or employees which is compelled by process of law.

              D. Enforcement. The Executive hereby agrees that a violation of the provisions of Section 6 would cause substantial injury to the Company and its affiliates, which would be difficult to quantify. Accordingly, the Executive agrees that in the event of violation of this Section 6 the Company specifically retains the right to seek injunctive relief from a court having jurisdiction for any actual or threatened breach of this
       Section 6. Any such injunctive relief shall be in addition to any other remedies to which the Company may be entitled at law or in equity or otherwise.

              E. Interpretation. If any provision of Section 6 is found by a court of competent jurisdiction to be unreasonably broad, oppressive or unenforceable, such court (i) shall narrow the scope of the Agreement in order to ensure that the application thereof is not unreasonably broad, oppressive or unenforceable and (ii) to the fullest extent permitted by law, shall enforce such Agreement as though reformed.

              F. Company. As used in this Section 6, the term "Company" includes the Company and all affiliates. For the purposes of this Agreement, "affiliates" shall mean persons or entities that directly, or indirectly through one or more intermediaries, control or are controlled by, or are under common control with the Company.

       7. Assistance with Litigation. The Executive agrees that for a period of two years after the Retirement Date, the Executive will furnish such information and proper assistance as may be reasonably necessary in connection with any litigation in which the

                                     - 8 -
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Company or any affiliate is then or may become involved. The Company agrees to provide Executive with advance notice of the need for assistance and to allow Executive to provide any necessary assistance in a manner reasonably convenient to Executive. The Company will reimburse Executive for travel and other out-of-pocket expenses incurred in his provision of assistance pursuant to this
Section 7.

       8. Nonassignability; Successors. Neither this Agreement nor any right or interest hereunder shall be subject, in any manner, to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, whether voluntary or involuntary, by operation of law or otherwise, any attempt at such shall be void; and further provided, that any such benefit shall not in any way be subject to the debts, contract, liabilities, engagements or torts of the Executive, nor shall it be subject to attachment or legal process for or against the Executive. In the event of any attempted assignment or transfer contrary to this Section 8, the Company shall have no liability to pay any amount so attempted to be assigned or transferred. This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.

       This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns (including, without limitation, any company into or with which the Company may merge or consolidate).

       9. Amendment of Agreement. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

       10. Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.

       11. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

           To the Company:

           GlobalSantaFe Corporation
           15375 Memorial Drive
           Houston, Texas, 77079
           Attention:  Chief Executive Officer

           To the Executive:

           C. Stedman Garber, Jr.
           6002 Pine Forest
           Houston, TX  77057

All such notices shall be conclusively deemed to be received and shall be effective; (i) if sent by hand delivery, upon receipt, (ii) if sent by telecopy or facsimile transmission, upon confirmation


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

of receipt by the sender of such transmission or (iii) if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.

       12. Tax Withholding. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes that will be required pursuant to any law or governmental regulation or ruling.

       13. Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, in whole or part, such invalidity will not affect any otherwise valid provision, and all other valid provisions will remain in full force and effect.

       14. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document.

       15. Titles. The titles and headings preceding the text of the paragraphs and subparagraphs of this Agreement have been inserted solely for convenience of reference and do not constitute a part of this Agreement or affect its meaning, interpretation or effect.

       16. Governing Law. This Agreement will be construed and enforced in accordance with the laws of the state of Texas.

       17. Venue. Any suit, action or other legal proceeding arising out of this Agreement shall be brought in the United States District Court for the Southern District of Texas, Houston Division, or, if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Harris County, Texas. Both the Executive and the Company consents to the jurisdiction of any such court in any such suit, action, or proceeding and waives any objection that it may have to the laying of venue of any such suit, action, or proceeding in any such court.

       18. Entire Agreement; Prior Severance Arrangements Superceded. This Agreement constitutes the entire agreement between the Company and the Executive and sets forth all the terms of the understanding between the Company and the Executive with respect to its subject matter. This Agreement memorializes the Executive's voluntary resignation and consent to all actions by the Company and its affiliates relating to his position and duties, including the appointment of a successor as President and Chief Executive Officer of the Company, and Executive's resignation will not constitute a "Good Reason" termination for purposes of (i) the letter agreement dated August 31, 2001 between the Executive and Santa Fe International Corporation (the "Letter Agreement"), (ii) the Executive Severance Protection Agreement dated October 18, 1999, as amended effective May 14, 2002 (the "SPA"), (iii) the Santa Fe International Corporation Employee Severance Protection Plan, adopted effective May 2, 1997 and as thereafter amended effective November 22, 1999 and January 1, 2001 (the "SPP"),
(iv) and the amendment to the SPP, outstanding stock awards, and the SPA adopted by resolution of the Compensation Committee of the Board of Directors of Santa Fe International Corporation on August 31, 2001 (the "Resolutions", and collectively, along with the Letter Agreement, SPA, SPP and any other severance plan or arrangement, the "Prior Severance Arrangements"), and the Executive will not be entitled to any additional payments or benefits under the Prior Severance Arrangements as a result of his resignation as an officer or director described in Section 1 or as a result of any employment-related action or claim which occurs or arises thereafter.

       19. Release of Claims: At the end of the Employment Period, in consideration for the applicable promises contained in this Agreement, Executive agrees to execute a release of all employment-related claims in a form satisfactory to the Company. The Company's obligations under Section 4.C. of this Agreement are expressly conditioned on the execution of the release (other than in the even of the Executive's death as described in Section 5.A.), and Executive's failure to execute and deliver such release will void the Company's obligations hereunder.

       IN WITNESS WHEREOF, the parties have executed this Agreement in multiple counterparts, all of which shall constitute one agreement, on May 5, 2003, but effective as of the Effective Date.

GLOBALSANTAFE CORPORATION
                                                   s / C. Stedman Garber, Jr.
                                               --------------------------------
                                               C. Stedman Garber, Jr.

By:      s / James L. McCulloch
     -----------------------------------
       James L. McCulloch
       Senior Vice President and General Counsel



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